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                                                                   Exhibit 10(x)

                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This amendment is made as of October 31, 1996, to the Employment Agreement dated as of July 21, 1995 (the "Employment Agreement"), between CompManagement, Inc., an Ohio corporation (the "Company"), and Richard T. Kurth (the "Employee"), who hereby agree as follows:

         ss.1. Upon the execution and delivery of this agreement by the Employee, the Employee shall receive a payment from the Company in the amount of $16,481.

         ss.2. Section 2 of the Employment Agreement is hereby amended in its entirety to read as follows:

                  The term of the Employee's employment by the Company pursuant to this agreement shall begin on July 21, 1995, and shall end, unless sooner terminated in accordance with the provisions of ss.9, below, on December 31, 1999 (the "Termination Date"). Not less than 120 days prior to the Termination Date, the parties shall begin to renegotiate in good faith the terms of this agreement. If a mutually acceptable agreement cannot be reached by the parties prior to the Termination Date, then the Employee's employment shall terminate as of the close of business on the Termination Date, the Employee shall be entitled to receive the severance pay and benefits described in ss.8(b) and (c), below, and the Employee shall abide by the noncompetition and confidentiality provisions described in ss.10, below.

         ss.3. Section 5(b) of the Employment Agreement is hereby amended in its entirety to read as follows:

                           (b) sales commissions, the calculation of which shall
                  be based upon a Calendar Year (as defined below), payable beginning with the 1995 Calendar Year and continuing through the term of this agreement, and in an amount equal to (i) 25% of the amount of the first fees generated by the Employee during a Calendar Year for new business of the Company, including, but not limited to, all employers that are part of group rating plans, state-funded employers, and self-funded employers, purchasers of unemployment compensation services, and purchasers of new products of the Company ("New Business"), plus (ii) 25% of the amount of the increase in fees over the prior Calendar Year for all employers which are part of group rating plans of the Company, minus (iii) a deduction for each Calendar Year in the amount of $16,481.

                           For purposes of this ss.5(b), the term "Calendar
                  Year" shall mean the period from January 1 through December 31 of the same year.

         ss.4. This document is an amendment to the Employment Agreement. In the event of any inconsistencies between the provisions of the Employment Agreement and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Employment Agreement shall continue in full force and effect without change.

COMPMANAGEMENT, INC.



By /s/ Bernard F. Master, D.O.                       /s/ Richard T. Kurth
   ----------------------------                      ----------------------
    Bernard F. Master, D.O.,                         RICHARD T. KURTH
         Chairman


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